                          SCHRODER GLOBAL SERIES TRUST

                             Subscription Agreement

     This Agreement made this 23rd day of July, 2003, by and between Schroder Global Series Trust, a Massachusetts business trust (the "Trust"), on behalf of its Schroder North American Equity Fund series (the "Fund"), and Schroder Investment Management North America Inc. (the "Subscriber");

     WITNESSETH:

     WHEREAS, the Trust has been formed for the purposes of carrying on business as a open-end management investment company; and

     WHEREAS, the Subscriber is the investment manager to the Fund, which is the sole series of the Trust as of the date hereof; and

     WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Trust wishes to sell to the Subscriber, 10,000 shares of beneficial interest of the Fund (the "Shares"), for a purchase price of $10 per share;

     NOW THEREFORE, IT IS AGREED:

     1. The Subscriber subscribes for and agrees to purchase from the Trust the Shares for a purchase price of $10 per Share and an aggregate purchase price of $100,000. Subscriber agrees to make payment for the Shares at such time as demand for payment may be made by an officer of the Trust.

     2. The Trust agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the aggregate purchase price.

     3. To induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

        (a) That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933 (the "Securities Act"), or registered or qualified under the securities laws of any state;

        (b) That the Shares will be sold by the Trust in reliance on an exemption from the registration requirements of the Securities Act;

        (c) That the Trust's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

        (d) That when issued, the Shares will be "restricted securities" as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act ("Rule 144") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

        (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

     The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to restrictions on the transferability of the Shares.

     4. To further induce the Trust to accept its subscription and issue the Shares subscribed for, the Subscriber:

        (a) Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

        (b) Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

        The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

        (c) Agrees that it will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Trust unless or until the Shares have been registered under the Securities Act or the Trust shall have obtained an opinion of counsel indicating to the Trust's satisfaction that such sale, assignment or transfer will not violate the Securities Act or any rules or regulations adopted thereunder.

     5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

     6. The Trust's Agreement and Declaration of Trust, including any amendments thereto, is on file with the Secretary of State of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Trust by an officer or Trustee of the Trust as an officer or Trustee, as the case may be, and not individually, and the obligations imposed upon the Trust by this Subscription Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.










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     IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.



                                  SCHRODER GLOBAL SERIES TRUST, on behalf of its Schroder North American Equity Fund series


                                  By: /s/ Catherine A. Mazza
                                      ---------------------------------
                                  Name:  Catherine A. Mazza
                                  Title: President


                                  SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA
                                  INC.


                                  By: /s/ Barbara Brooke Manning
                                      ---------------------------------
                                  Name:  Barbara Brooke Manning
                                  Title: Senior Vice President